EXHIBIT 99.1

United Health Products’ HemoStyp® Gauze Advances to FDA Substantive Review Process

Henderson, Nevada – May 5, 2021 – United Health Products, Inc. (OTCPK: UEEC), (“UHP” or the “Company”), developer, manufacturer and marketer of HemoStyp®, a patented Neutralized Oxidized Regenerated Cellulose hemostatic agent, received notification this week from the Food & Drug Administration (FDA) that, following the resubmission of its application for Pre-market Approval for HemoStyp gauze on April 6th, the FDA has now accepted for review and commenced its Substantive Review of the application.

Brian Thom, Chief Executive Officer, commented: “We are extremely pleased to have reached this important milestone in the Company’s effort to access the U.S. Class III human surgical market. Further, we are highly confident that our HemoStyp technology can make an important contribution to improving patient outcomes in surgical procedures in U.S. and international care facilities. We look forward to receiving feedback from the FDA on our application.”

The commencement of Substantive Review serves as a confirmation that the FDA deems the contents of a PMA application to be adequate and in acceptable form to review and thoroughly evaluate the merits of the product and its proposed applications. The FDA has not yet offered any assessment of the Company’s PMA application beyond taking this step, and there can be no assurance that a PMA will be granted.

As previously disclosed, UHP continues to engage in discussions with several industry participants and financial investors regarding potential commercial partnerships and strategic transactions, including a possible sale of the Company. There can be no assurance that any such partnership or transaction will be identified and, if so, that it will be consummated.

About United Health Products --United Health Products develops, manufactures and markets patented hemostatic products for the healthcare and wound care sectors. The Company’s HemoStyp product is an all-natural Neutralized Oxidized Regenerated Cellulose product designed to control bleeding. UHP currently sells a suite of hemostatic products to the dental, veterinary and consumer markets, and is focused on gaining approval to access the human surgical market.

For more on United Health Products, Inc. visit: www.unitedhealthproductsinc.com or contact the Company at info@unitedhealthproductsinc.com

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements.